Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-145845 August 25, 2008

Relative Performance Securities
Efficient Access to Long-Short Trading Strategy
Barclays Bank PLC Securities linked to the Relative Performance of the S&P 500® Index and the
Russell 2000® Index due October 1, 2009

Investment Description

These Relative Performance Securities (the “Securities”) are designed for investors who believe the S&P 500® Index (the “Long Index”) will outperform the Russell 2000® Index (the “Short Index”) over the term of the Securities. The Securities provide enhanced returns by multiplying any amount by which the Long Index outperforms the Short Index by a percentage expected to be between 122% and 128% (the actual Participation Rate will be determined on the Trade Date). If the Long Index underperforms the Short Index, you will lose 1% of the principal amount of your Securities for every 1% amount by which the Long Index underperforms the Short Index—you could lose some or all of your initial investment.

Features

❑  Access to Long-Short Trading Strategy—The Securities provide enhanced returns if the Long Index outperforms the Short Index with 1-for-1 exposure to any underperformance.

❑  Potential to Benefit in Rising and Falling Markets—Investors may receive a positive return if both indices rise or if both indices fall, as long as the Long Index outperforms the Short Index.

Key Dates[1]

Trade Date:	September 25, 2008

Settlement Date:	September 30, 2008

Final Valuation Date[2]:	September 25, 2009

Maturity Date[2]:	October 1, 2009

CUSIP:	06738G837

ISIN:	US06738G8371

1

Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

2

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices” and “Reference Assets—Baskets—Market Disruption Events for Notes with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Security Offering

We are offering Relative Performance Securities Linked to the Relative Performance of the S&P 500® Index and the Russell 2000® Index. The Securities are our senior unsecured obligations and are offered at a minimum investment of $1,000.

See “Additional Information about Barclays Bank PLC and the Securities” on page FWP-2 of this free writing prospectus. The Securities will have the terms specified in the prospectus dated August 31, 2007, the prospectus supplement dated September 4, 2007, the index supplement dated September 4, 2007, the information supplement dated December 12, 2007 and this free writing prospectus. See “Key Risks” on page FWP-5 of this free writing prospectus and “Risk Factors” beginning on page S-3 of prospectus supplement, “Risk Factors” beginning on page IS-1 of the index supplement and the cover page of the information supplement for risks related to investing in the Securities.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2007, the prospectus supplement dated September 4, 2007, the index supplement dated September 4, 2007, the information supplement dated December 12, 2007 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement, information supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, information supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.125	$9.875
Total	$[•]	$[•]	$[•]

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this free writing prospectus together with the prospectus dated August 31, 2007, as supplemented by the prospectus supplement dated September 4, 2007, the index supplement dated September 4, 2007 and the information supplement dated December 12, 2007 relating to our Medium-Term Securities, Series A, of which these Securities are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the information supplement and in “Risk Factors” in the prospectus supplement and the index supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

w  Prospectus supplement dated September 4, 2007 and prospectus dated August 31, 2007:
http://www.sec.gov/Archives/edgar/data/312070/000119312507194615/d424b3.htm

w  Information supplement dated December 12, 2007
http://www.sec.gov/Archives/edgar/data/312070/000119312507263911/d424b3.htm

w  Index supplement dated September 4, 2007:
http://www.sec.gov/Archives/edgar/data/312070/000119312507194645/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refer to the Relative Performance Securities linked to the Relative Performance of the S&P 500® Index and the Russell 2000® Index that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

w  You are comfortable making an investment based upon relative rather than absolute index performance.

w  You believe that the Long Index will outperform the Short Index over the term of the Securities.

w  You are willing to hold the Securities to maturity and are aware there may be little or no secondary market.

w  You are willing to be exposed to the risk of loss of some or all of your investment.

w  You do not seek current income from this investment.

w  You are willing to invest in the Securities based on the range indicated for the Participation Rate (the actual Participation Rate will be determined on the Trade Date).

The Securities may not be suitable for you if:

w  You are not comfortable making an investment based upon relative rather than absolute performance.

w  You believe the Short Index will outperform the Long Index over the term of the Securities.

w  You are unable or unwilling to hold the Securities to maturity.

w  You are unwilling to be exposed to the risk of loss of some or all of your investment.

w  You seek current income from your investments.

w  You seek an investment for which there will be an active secondary market.

w  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

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Indicative Terms[1]

Issuer:	Barclays Bank PLC (Rated: AA/Aa1)[2]
Issue Price:	$10 per Security
Term:	1 year and 1 day
Reference Asset[3]:	S&P 500® Index (the “Long Index”) and Russell 2000® Index (the “Short Index, and each, an “Index”).
Participation Rate:	122% to 128% (the actual Participation Rate will be determined on the Trade Date.)
Payment at Maturity (per $10):
If the Long Index Return is greater than the Short Index Return, you will receive:
$10 + ($10 x Participation Rate x
Relative Performance)
If the Long Index Return and the Short Index Return are equal, you will receive $10 per Security.
If the Short Index Return is greater than the Long Index Return, you will receive:
$10 + ($10 x Relative Performance)
You will lose some or all of your investment if the Relative Performance is negative, and the Securities do not guarantee any return of principal at maturity.

Relative Performance:	Long Index Return – Short Index Return
Index Return for	Final Index Level – Initial Index Level
Each Index (the	Initial Index Level
“Long Index
Return” and the
“Short Index
Return”):
Initial Index Level:	The official closing level for each respective Index on the Trade Date.
Final Index Level:	The official closing level of each respective Index on the Final Valuation Date.
Calculation Agent:	Barclays Bank PLC
Determining Payment at Maturity

Calculate the percentage change from the Initial Index Level to the Final Index Level for each of the Long Index and the Short Index.

You will receive a cash payment that provides you with a return per $10 Security principal amount equal to the Relative Performance multiplied by the Participation Rate of 122% to 128% (the actual Participation Rate will be determined on the Trade Date). Accordingly, if the Long Index Return is greater than the Short Index Return, your payment at maturity per $10 Security will be calculated as follows:

$10 + ($10 x Participation Rate x
Relative Performance)

You will receive $10 per $10 Security that you hold at maturity.

If the Short Index Return is greater than the Long Index Return, you will lose 1% of the principal amount of your Securities for every 1% decline in the Relative Performance. Accordingly, your payment at maturity per $10 Security principal amount will be calculated as follows:

$10 + ($10 x Relative Performance)

You will lose some or all of your investment at maturity if the Short Index Return is greater than the Long Index Return.

1	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

2

The Securities are expected to carry the same rating as the Issuer’s Medium-Term Notes Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and will be rated Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Securities are linked) and (2) is not a recommendation to buy, sell or hold securities.

3

For a description of adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” and “Reference Assets—Baskets—Adjustments Relating to Notes with the Reference Asset Comprised of a Basket” in the prospectus supplement.

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Scenario Analysis and Examples at Maturity

The following scenario analysis and examples assume a principal amount per Security of $10, Long Initial Index Level of 1,274.54, Short Initial Index Level of 731.60 and Participation Rate of 125% (the midpoint of the range).

Example 1—On the final valuation date, the Long Index closes at 1,529.45, which is 20% above the Initial Index Level of 1,274.54, and the Short Index closes at 695.02, which is 5% below the Initial Index Level of 731.60.

Since the Long Index Return is greater than the Short Index Return and the Relative Performance is positive, at maturity investors will receive a cash payment of $13.13 per $10 principal amount of Securities (31.30% total return on Securities).

$10 + ($10 x Participation Rate x Relative Performance)
$10 + $10 x 125% x (20% – (–5%))
$10 + $10 x 125% x 25% = $13.13

Example 2—On the final valuation date, the Long Index closes at 1,529.45, which is 20% above the Initial Index Level of 1,274.54, and the Short Index closes at 877.92, which is 20% above the Initial Index Level of 731.60.

Since the Long Index Return and the Short Index are equal and the Relative Performance is zero, at maturity investors will receive a cash payment of $10 per $10 principal amount of Securities (0% total return on Securities).

$10 + ($10 x Relative Performance)
$10 + $10 x (20% – 20%)
$10 + $10 x 0% = $10

Example 3—On the final valuation date, the Long Index closes at 1,401.99, which is 10% above the Initial Index Level of 1,274.54, and the Short Index closes at 877.92, which is 20% above the Initial Index Level of 731.60.

Since the Short Index Return is greater than the Long Index Return and the Relative Performance is negative, at maturity investors will receive a cash payment of $9 per $10 principal amount of Securities (–10% total return on Securities).

$10 + ($10 x Relative Performance)
$10 + $10 x (10% – 20%)
$10 + $10 x (–10%) = $9

Example 4—On the final valuation date, the Long Index closes at 955.91, which is 25% below the Initial Index Level of 1,274.54, and the Short Index closes at 585.28, which is 20% below the Initial Index Level of 731.60.

Since the Long Index Return is less than the Short Index Return and the Relative Performance is negative, at maturity investors will receive a cash payment of $9.50 per $10 principal amount of Securities (–5% total return on Securities).

$10 + ($10 x Relative Performance)
$10 + $10 x (–25% – (–20%))
$10 + $10 x –5% = $9.50

Example 5—On the final valuation date, the Long Index closes at 1,210.82, which is 5% below the Initial Index Level of 1,274.54, and the Short Index closes at 585.28, which is 20% below the Initial Index Level of 731.60.

Since the Long Index Return is greater than the Short Index Return and the Relative Performance is positive, at maturity investors will receive a cash payment of $11.88 per $10 principal amount of Securities (18.80% total return on Securities).

$10 + ($10 x Participation Rate x Relative Performance)
$10 + $10 x 125% x (–5% – (–20%))
$10 + $10 x 125% x 15% = $11.88

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What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the Relative Performance. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss would generally be long term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your Securities it would be reasonable to treat in the manner described above. This opinion assumes that the description of the terms of the Securities in this free writing prospectus is materially correct.

As discussed further in the accompanying information supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. In addition, legislation has been introduced in Congress that, if enacted, would require holders that acquire the Securities after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities. For a further discussion of the tax treatment of your Securities as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Securities Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement and the discussion under the heading “United States Federal Tax Considerations” in the accompanying information supplement. Alternatively, it is possible that your Securities could be treated as an investment unit consisting of a debt instrument and a forward contract or two or more options. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in Key Risks—Taxes, in this free writing prospectus. You should further consult your tax advisor as to the possible alternative treatments in respect of the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in either of the applicable Indices or in any of the component stocks underlying the applicable Indices. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement.

w  You Will Lose Some or All of Your Principal If the Relative Performance Is Negative—The Securities do not guarantee any return of principal. The return on the Securities at maturity is solely dependent on the Relative Performance, which is the Long Index Return minus the Short Index Return. The absolute performance levels of the Indices are not relevant to the return on the Securities. Consequently, you will not realize a positive return on your investment in the Securities, unless the Relative Performance is positive. A negative Relative Performance will result in the loss of some or all of your investment. A negative Relative Performance will result any time that the Short Index Return exceeds the Long Index Return, even if each of the Long Index Return and Short Index Return are positive amounts.

w  The Securities Do Not Represent an Investment in a Basket of the Indices—The Securities do NOT represent an investment in a basket of the Indices. The Relative Performance will be negative, and you will lose some or all of your principal, if the Short Index Return exceeds the Long Index Return, regardless of the performance of each of the Indices in absolute terms. The benefit to you of any increase in the level of the Long Index may be offset or negated entirely by increases in the level of the Short Index. You will not benefit from any increase in the level of the Short Index, regardless of the performance of the Long Index, and even a decline in the level of the Short Index may not benefit you unless the Long Index declines by a lesser amount, because the return on the Securities is solely dependent on the Relative Performance of the Indices.

w  No Interest or Dividend Payments or Voting Rights—As a holder of the Securities, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing any Index would have.

w  Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity—While the payment at maturity for each issue of the offered Securities described in this free writing prospectus is based on the full principal amount of such Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

w  Dealer Incentives: We, our affiliates and agents act in various capacities with respect to the Securities. We and other of our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $ 0.125 per security to the principals, agents and dealers in connection with the distribution of the Securities.

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w  Lack of Liquidity: The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

w  Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

w  Taxes: The federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying information supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. In addition, legislation has been introduced in Congress that, if enacted, would require holders that acquire the Securities after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

w  Potentially inconsistent research, opinions or recommendations by Barclays, UBS Financial Services or their respective affiliates—Barclays, UBS Financial Services or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Index.

w  Many Economic and Market Factors Will Affect the Value of the Securities: In addition to the level of the Indices on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

w  the expected volatility of the Indices;

w  the time to maturity of the Securities;

w  the market price and dividend rate on the component stocks underlying the Indices;

w  interest and yield rates in the market generally and in the markets of the component stocks underlying the Indices;

w  a variety of economic, financial, political, regulatory or judicial events;

w  supply and demand for the Securities; and

w  our creditworthiness, including actual or anticipated downgrades in our credit ratings.

w  Credit of Issuer: An investment in the Securities will be subject to the credit risk of Barclays Bank PLC, as issuer of the Securities, and the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities.

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Historical Comparative Performance of the Long Index and the Short Index

The graph below illustrates the historical performance of the Long Index contrasted against the historical performance of the Short Index, for the period beginning April 4, 1997 and ending August 20, 2008.

S&P 500® Index Return and Russell 2000® Index Return
Historical Comparative Performance
April 4, 1997 – August 20, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

S&P 500® Index (the “Long Index”)

The S&P 500® Index (the “S&P 500 Index”) is published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500 Index, with the number of companies included in each group as of August 20, 2008 indicated below: Consumer Discretionary (83); Consumer Staples (41); Energy (39); Financials (88); Health Care (53); Industrials (55); Information Technology (72); Materials (29); Telecommunications Services (9); and Utilities (31). The S&P 500 Index is reported by Bloomberg under the ticker symbol “SPX <Index>”.

The information on the S&P 500 Index provided in this free writing prospectus should be read together with the discussion under the heading “Equity Indices—S&P 500® Index” in the index supplement.

Historical Information

The following graph sets forth the historical performance of the S&P 500 Index based on the weekly closing levels of the S&P 500 Index from April 4, 1997 through August 20, 2008. The closing level of the Index on August 20, 2008 was 1274.54.

We obtained the closing levels of the S&P 500 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the Final Valuation Date. We cannot give you assurance that the performance of the S&P 500 Index will result in the return of any of your initial investment.

S&P 500® Index Historical Performance
April 4, 1997 – August 20, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Russell 2000® Index (the “Short Index”)

All information regarding the Russell 2000® Index (the “Russell 2000 Index”) set forth in this free writing prospectus reflects the policies of, and is subject to change by, Frank Russell Company (“Russell”). The Russell 2000 Index was developed by Russell and is calculated, maintained and published by Russell. The Russell 2000 Index is reported by Bloomberg under the ticker symbol “RTY <Index>”.

The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. It measures the composite price performance of approximately 2,000 companies (the “Component Stocks”) domiciled in the United States, its territories, and those countries designated as benefit driven countries, defined as countries offering operational, tax, political or other financial market benefits for incorporation. All 2000 stocks trade on a major U.S. stock exchange. The Russell 2000 comprises the 2,000 smallest companies of the Russell 3000® Index (the “Russell 3000”) and represents approximately 8% of its total market capitalization. The Russell 3000, in turn comprises the 3000 largest U.S. companies as measured by total market capitalization, which together represent approximately 98% of the U.S. equity markets open to public investment.

Selection of stocks underlying the Russell 2000 Index

Security inclusion criteria

Below are the requirements to be eligible for inclusion in the Russell 3000, and, consequently, the Russell 2000 Index:

w  U.S. incorporated companies and U.S. benefit driven incorporated companies. U.S. incorporated companies are eligible for inclusion. Beginning during reconstitution 2007, companies incorporated in the following countries/regions are also reviewed for eligibility: Anguilla, Antigua, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherland Antilles, Panama and Turks and Caicos Islands. Companies incorporated in these regions are considered benefit driven incorporations (“BDIs”) because they typically incorporate in these regions for operations, tax, political or other financial market benefits. A company incorporated in these regions is specifically considered eligible for the Russell 3000 if it meets one of the following criteria:

w  its headquarters are in the United States; or

w  its headquarters are in the BDI designated country/region, but the primary exchange for its local shares is in the United States.

American Depositary Receipts are not eligible for inclusion. Headquarters and primary exchange will be analyzed once a year during reconstitution unless the security is de-listed from the U.S. exchange.

w  Trading requirements. All securities eligible for inclusion in the Russell 3000 must trade on a major U.S. exchange. Bulletin Board, pink-sheets or over-the-counter (OTC) traded securities are not eligible for inclusion.

w  Minimum trading price. Stock must trade at or above $1.00 on the last trading day in May to be eligible for inclusion in the Russell 3000 during annual reconstitution or during initial public offering (IPO) eligibility. However, if a stock falls below $1.00 intra-year, it will not be removed from the index until the next reconstitution, if it is still trading below $1.00.

w  Company structure. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special purpose acquisition companies (SPACs) and limited partnerships are excluded from inclusion in the Russell 3000® Index. Business development companies (BDCs) are eligible.

w  Shares excluded. Preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights and trust receipts are not eligible for inclusion.

w  Deadline for inclusion. Stocks must be listed on the last trading day in May and Russell must have access to documentation verifying the company’s eligibility for inclusion. This information includes corporate description, incorporation, shares outstanding and other information needed to determine eligibility. IPOs will be considered for inclusion quarterly.

Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and its lack of liquidity.

All Russell indices, including the Russell 2000 Index, are reconstituted annually to reflect changes in the marketplace. The companies that meet the eligibility criteria are ranked on the last trading day of May of every year based on market capitalization using data available at that time, with the reconstitution taking effect as of the first trading day following the last Friday of June of that year. If the last Friday in June is the 28th, 29th or 30th day of June, reconstitution will occur the Friday prior.

Market capitalization

The primary criteria used to determine the initial list of common stocks eligible for inclusion in the Russell 3000, and thus the Russell 2000, is total market capitalization, defined as the number of total outstanding shares of common stock multiplied by the price of such common stock at the annual reconstitution on the last trading day in May. Total market capitalization is determined by multiplying total outstanding shares by the market price as of the last trading day in May for those eligible at annual reconstitution. IPO eligibility is determined each quarter.

w  Determining total shares outstanding. Only common stock is used to determine market capitalization for a company. Any other form of shares, including preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.

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w  Determining price. During each annual reconstitution, the last traded price on the last trading day in May of that year from the primary exchange is used to determine market capitalization. In the case where multiple share classes exist, the primary trading vehicle is identified and used to determine price. The common share class with the highest trading volume, price and float-adjusted shares outstanding (or highest combination of the three) will be considered the primary trading vehicle.

Capitalization adjustments

A security’s shares are adjusted to include only those shares available to the public, often referred to as “free float”. The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in all Russell indices, including the Russell 2000 Index, by their available (also called float-adjusted) market capitalization, which is calculated by multiplying the primary closing price by the available shares.

The following types of shares are removed from total market capitalization to arrive at free float or available market capitalization. Adjustments are based on information recorded in Securities and Exchange Commission (SEC) corporate filings or other reliable sources in cases of missing or questionable data:

w  Cross ownership. Shares held by another member of a Russell index are considered cross-owned and all such shares will be adjusted regardless of percentage held.

w  Large corporate and private holdings. Shares held by another listed company (non-member) or private individuals will be adjusted if greater than 10% of shares outstanding. Share percentage is determined either by those shares held by an individual or a group of individuals acting together. For example, officers and directors holdings would be summed together to determine if they exceed 10%. However, not included in this class are institutional holdings, including investment companies, partnerships, insurance companies, mutual funds, banks or venture capital funds.

w  ESOP or LESOP shares. Corporations that have ESOPs or LESOPs that comprise 10% or more of the shares outstanding are adjusted.

w  Unlisted share classes. Classes of common stock that are not traded on a U.S. exchange are adjusted.

w  IPO lock-ups. Shares locked-up during an IPO are not available to the public and are thus excluded from the market value at the time the IPO enters the Russell indices.

w  Government holdings. Holdings listed as “government of” are considered unavailable and will be removed entirely from available shares. Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%. Any holding by a government pension fund is considered institutional holdings and will not be removed from available shares.

Corporate actions affecting the Russell 2000 Index

Changes to all Russell U.S. indices, including the Russell 2000 Index, are made when an action is final. To determine if an action is complete, Russell uses a variety of reliable public sources. The sources of this information include: company press releases, SEC filings, exchange notifications, Bloomberg or other sources determined to be reliable. If it is determined that an action was not final after communication was given to clients, the changes to the index will still occur.

w  “No replacement” rule. Securities that leave the Russell 2000 Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000 Index over a year may fluctuate according to corporate activity.

w  Mergers and acquisitions. Merger and acquisition activity results in changes to the membership and weighting of members within the Russell 2000 Index. Merger and acquisition activity is applied to the Russell 2000 Index after the action is determined to be final. The action will either be applied after the close of the current day (t) or the following day (t+1) depending upon the time it is determined that an action is final.

w  Re-incorporations. Members of the Russell 2000 Index who are re-incorporated to another country are deleted from the Russell 2000 Index when the re-incorporation is final. Members of the Russell Global index re-incorporating to the United States (territory or BDI) will be added to the Russell 3000E® Index (the broadest Russell U.S. index) when the re-incorporation is final and may then be included in the Russell 2000 Index if its market capitalization warrants such inclusion. Companies who are not members of the Russell Global index and re-incorporate into the United States will be reviewed for eligibility at the next reconstitution.

w  Re-classifications of shares (primary vehicles). The primary vehicle share class is typically re-examined at reconstitution, at the time of a major corporate action event or with the issuance of a new share class. For changes in the primary vehicle outside of reconstitution, a determination will be made one day prior to implementation of a change.

w  Rights offerings. Rights offered to shareholders are reflected in the Russell 2000 Index the date the offer expires for nontransferable rights and on the ex-date for transferable rights. In both cases, the price is adjusted to account for the value of the right and shares are increased according to the terms of the offering on that day.

w  Changes to shares outstanding. Changes to shares outstanding due to buyback (including Dutch Auctions), secondary offerings, merger activity with a non-Russell 2000 Index member and other potential changes are updated at the end of the month which the change is reflected in vendor supplied updates and verified by Russell using an SEC filing. For a change in shares to occur, the cumulative change to available shares must be greater than 5%.

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w  Spin-offs. The only additions between reconstitution dates are as a result of spin-offs, reincorporations and IPOs. Spin-off companies are added to the parent company’s index and capitalization tier of membership if the spin-off company is large enough.

w  Tender offers. A company acquired as the result of a tender offer is removed when the tender offer has fully expired and it is determined the company will finalize the process with a short form merger. Shares of the acquiring company, if a member of the Russell 2000, Index will be increased simultaneously.

w  Delisting. Only companies listed on U.S. exchanges are included in the Russell 2000 Index. Therefore, when a company is delisted from a U.S. exchange and moved to OTC, the company is removed from the Russell 2000 Index.

w  Bankruptcy and voluntary liquidations. Companies who file for Chapter 7 liquidation bankruptcy or file any other liquidation plan will be removed from the Russell 2000 Index at the time of the filing. Companies filing for a Chapter 11 re-organization bankruptcy will remain a member of the Russell 2000 Index, unless delisted from their primary exchange. In that case, normal delisting rules will apply.

w  Stock distributions. Stock distributions can take two forms: (1) a stated amount of stock distributed on the ex-date or (2) an undetermined amount of stock based on earnings and profits on a future date. In both cases, a price adjustment is made on the ex-date of the distribution. Shares are increased on the ex-date for category (1) and on the pay-date for category (2).

w  Dividends. Gross dividends are included in the daily total return calculation of the Russell 2000 Index based on their ex-dates. The ex-date is used rather than the pay-date because the market place price adjustment for the dividend occurs on the ex-date.

w  Halted securities. Halted securities are not removed from the Russell 2000 Index until the time they are actually delisted from the exchange. If a security is halted, it remains in the Russell 2000 Index at the last traded price from the primary exchange until the time the security resumes trading or is officially delisted.

Additional information on the Russell 2000 Index is available on the following website:
http://www.russell.com. We do not assume responsibility for the information contained therein.

License Agreement

Barclays Bank PLC has entered into a non-exclusive license agreement with Frank Russell Company (“Russell”) whereby Barclays Bank PLC, in exchange for a fee, is permitted to use the Russell 2000 Index and its related trademarks in connection with certain securities, including the Securities. Barclays Bank PLC is not affiliated with Russell; the only relationship between Russell and Barclays Bank PLC is any licensing of the use of Russell’s indices and trademarks relating to them.

The license agreement between Russell and Barclays Bank PLC provides that the following language must be set forth in this free writing prospectus.

“The Securities are not sponsored, endorsed, sold, or promoted by Frank Russell Company (“Russell”). Russell makes no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Russell 2000® Index (the “Russell 2000 Index”) to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000 Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000 Index is based. Russell’s only relationship to Barclays Bank PLC and its affiliates is the licensing of certain trademarks and trade names of Russell and of the Russell 2000 Index which is determined, composed and calculated by Russell without regard to Barclays Bank PLC and its affiliates or the Securities. Russell is not responsible for and has not reviewed the Securities nor any associated literature or publications and Russell makes no representation or warranty, express or implied, as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the Securities.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC AND/OR ITS AFFILIATES, INVESTORS, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

“Russell 2000® Index” and “Russell 3000® Index” are trademarks of Frank Russell Company and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold, or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Securities.

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Historical Information

The following graph sets forth the historical performance of the Russell 2000 Index based on the weekly closing levels of the Russell 2000 Index from April 4, 1997 through August 20, 2008. The closing level on August 20, 2008 was 731.60.

We obtained the closing levels of the Russell 2000 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Russell 2000 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the Russell 2000 Index will result in the return of any of your initial investment.

Russell 2000® Index Historical Performance
April 4, 1997 – August 20, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sales of the Securities.

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